As filed with the Securities and Exchange Commission on July 13, 1998.
                                                    Registration No. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            AMERICAN STORES COMPANY
             (Exact name of registrant as specified in its charter)

                Delaware                               87-0207226
    (State or other jurisdiction of                 (I.R.S. Employer
     incorporation or organization)              Identification Number)
         299 South Main Street                           84111
          Salt Lake City, Utah
(Address of Principal Executive Offices)               (Zip Code)

                            AMERICAN STORES COMPANY
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                            (Full title of the Plan)

                          KATHLEEN E. MCDERMOTT, ESQ.
                  CHIEF LEGAL OFFICER AND ASSISTANT SECRETARY
                            AMERICAN STORES COMPANY
                       299 SOUTH MAIN STREET, 24TH FLOOR
                           SALT LAKE CITY, UTAH 84111
                                 (801) 539-0112
           (Name, address and telephone number of agent for service)

                        CALCULATION OF REGISTRATION FEE

                                     PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF SECURITIES   AMOUNT TO BE    OFFERING PRICE         AGGREGATE             AMOUNT OF
 TO BE REGISTERED      REGISTERED     PER OBLIGATION     OFFERING PRICE (2)    REGISTRATION FEE
DEFERRED COMPENSATION
OBLIGATIONS (1)        $25,000,000         100%           $25,000,000              $7,375


1. The Deferred Compensation Obligations are unsecured obligations of American Stores Company to pay deferred compensation in the future in accordance with the terms of the American Stores Company Supplemental Executive Retirement Plan.

2.   Estimated solely for the purpose of determining the registration fee.


PART I    INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS.1

ITEM 1.   PLAN INFORMATION.

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
          INFORMATION.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which have previously been filed by American Stores Company (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), are incorporated by reference herein and shall be deemed to be a part hereof:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 (the "1997 Annual Report"), which incorporates by reference certain portions of the Company's 1997 Annual Report to Shareholders and the Company's Proxy Statement for its Annual Meeting of Shareholders held on June 17, 1998.

          (b) All reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the 1997 Annual Report, including the Company's quarterly report on Form 10-Q for the quarter ended May 3, 1998.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

     The American Stores Company Supplemental Executive Retirement Plan (the "Plan") is a nonqualified deferred compensation plan for employees of American Stores Company (the "Company") and its subsidiaries who are eligible under criteria set forth in the Plan. Under the Plan, the Company will provide participants with the opportunity to defer compensation including salary, bonus and certain severance payments in accordance with the terms of the Plan.

     Amounts deferred pursuant to the Plan will be credited by book entry to the participants' bookkeeping accounts. The Company plans to set aside funds in a grantor trust established by the Company and each participant will have the

_____________________

1    This information is not required to be included in, and is not incorporated by reference in, this Registration Statement.



status of general unsecured creditor of the Company with respect to his or her bookkeeping account and with respect to the grantor trust. The value of a participant's bookkeeping account will be based on additional deferrals, withdrawals and distributions and the performance of the investment options selected by the participant under the Plan for purposes of accounting (as if the deferred compensation had been so invested) and not for actual investment. The Compensation and Stock Option Committee of the Board of Directors of the Company ("Committee") has the sole discretion to determine the investment options available under the Plan as the measurement mechanism. A participant may redesignate amounts credited to his or her deferred compensation account among the investment options available under the Plan on a daily basis.

     The obligations of the Company under the Plan (the "Obligations") will be unsecured general obligations of the Company to pay in the future the value of the participant's bookkeeping account adjusted to reflect the performance, whether positive or negative, of the selected measurement investment options during the deferral period, in accordance with the terms of the Plan. The Obligations will rank pari passu with the other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. This means that participants will have no greater rights than other creditors to satisfaction of their claims under the Plan. Each participant shall elect the year or years in which distribution shall be made and the method of distribution desired. Distribution of all or any part of a participant's bookkeeping account shall be made by the Company pursuant to the participant's election, or as soon thereafter as practicable in accordance with the terms of the Plan. The Plan also provides for distribution of participants' accounts in the event of a significant decline in the price of the Company's Common Stock, as adjusted to eliminate the affect of general market conditions.

     A participant's interest in his or her bookkeeping account, and thus his or her right to the Obligations, generally cannot be assigned, transferred, garnished, pledged or encumbered. The Obligations are not subject to redemption, in whole or in part, prior to the individual payment times specified by each participant, at the option of the Company or through the operation of a mandatory or optional sinking fund or analogous provision. A participant may receive a hardship withdrawal prior to the scheduled distribution date only under exceptional circumstances upon the showing by the participant of an unforeseeable emergency.

     The Company reserves the right to amend, modify or terminate the Plan, or suspend any of its provisions, at any time and from time to time, except that no such amendment, modification or termination shall adversely affect the right of each participant to the amounts credited to or accrued in his or her deferred compensation account at the time of such amendment, modification or termination.

     The Obligations are not convertible into securities of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. A trustee will be appointed for the grantor trust but the trustee will have no authority to take action with respect to the Obligations other than to make distribution to participants pursuant to the terms of the Plan when directed to do so by the Committee.

     The registration of the Obligations hereunder and the related delivery of a prospectus to participants in the Plan shall not constitute an admission by the Company that the offering of the Obligations is subject to the registration or other requirements of the Securities Act of 1933, as amended.


ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Mark N. Schneider, Vice President and Deputy General Counsel of the Company, who has rendered an opinion on the legality of the securities being registered, is paid a salary by the Company, is a participant in various employee benefit plans offered to employees of the Company (including the plan under which the securities being registered are to be issued) and owns Common Stock of the Company.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Delaware General Corporation Law Section 145 contains provisions permitting and, in some situations, requiring Delaware corporations, such as the Company, to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation in those capacities. The Company also maintains a directors' and officers' liability insurance policy.

    Article Nine of the Restated Certificate of Incorporation of the Company provides the following:

     9.01 Elimination of Certain Liability of Directors. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

     9.02 Indemnification and Insurance.

     (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Director or officer of the Corporation or while serving as a Director or officer of the Corporation is or was also serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a Director or officer, and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right (which may not be reduced or limited by any repeal or modification of this Section 9.02) and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a Director or officer in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such person while a Director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the company of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of Directors and officers.

     (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of such conduct set forth in the Delaware General Corporation Law nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested Directors or otherwise.

     (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     Section 9.04 of the Plan also provides for the indemnification of each member of the Compensation and Stock Option Committee of the Company's Board of Directors, as the administrators of the Plan, arising out of his or her membership on the Committee.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8.   EXHIBITS.

Exhibit Number      Description of Exhibits

      4.1           American Stores Company Supplemental Executive Retirement
                    Plan

      5.1 Opinion of Mark N. Schneider, Vice President and Deputy General Counsel of the Company, with respect to the legality of the securities being registered.

      5.2 Opinion of Murphy, Smith & Polk, with respect to compliance requirements of the Employee Retirement Income Security Act of 1974.

      24.1          Consent of Ernst & Young LLP, Independent Auditors

      24.2          Consents of Counsel (Contained in Exhibits 5.1 and 5.2)

ITEM 9.   UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court or appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on July 13, 1998.

                                    AMERICAN STORES COMPANY


                                    By:      /S/ Neal J. Rider
                                    Neal J. Rider
                                    Chief Financial Officer
                                    (Principal Financial and Accounting Officer)


                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

          That the undersigned officers and directors of American Stores Company, a Delaware corporation, do hereby constitute and appoint Victor L. Lund and Neal J. Rider, and each one of them, the lawful attorneys and agents, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, and any rules or regulations or requirements of the Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to the Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




SIGNATURES                                TITLE                  DATE
                            Chairman of the Board, Chief         July 13, 1998
/S/ Victor L. Lund          Executive
Victor L. Lund              Officer and Director (Principal
                            Executive Officer)

                            Chief Financial Officer              July 13, 1998
/S/ Neal J. Rider           (Principal Financial and
Neal J. Rider               Accounting Officer)

                                         Director                July 13, 1998
/S/ Pamela G. Bailey
Pamela G. Bailey

                                         Director                July 13, 1998
/S/ Henry I. Bryant
Henry I. Bryant

                                         Director                July 13, 1998
/S/ Arden B. Engebretsen
Arden B. Engebretsen

                                         Director                July 13, 1998
/S/ James B. Fisher
James B. Fisher

                                         Director                July 13, 1998

Fernando R. Gumucio

                                         Director                July 13, 1998
/S/ Leon G. Harmon
Leon G. Harmon

                                         Director                July 13, 1998
/S/ David L. Maher
David L. Maher


                                         Director                July 13, 1998
/S/ John E. Masline
John E. Masline

                                         Director                July 13, 1998
/S/ Barbara S. Preiskel
Barbara S. Preiskel

                                         Director                July 13, 1998
/S/ J. L. Scott
J. L. Scott

                                         Director                July 13, 1998
/S/ Arthur K. Smith
Arthur K. Smith


                                 EXHIBIT INDEX

Exhibit Number      Description of Exhibits

   4.1              American Stores Company Supplemental Executive Retirement
                    Plan

   5.1 Opinion of Mark N. Schneider, Vice President and Deputy General Counsel of the Company, with respect to the legality of the securities being registered.

   5.2 Opinion of Murphy, Smith & Polk, with respect to compliance requirements of the Employee Retirement Income Security Act of 1974.

   24.1             Consent of Ernst & Young LLP, Independent Auditors

   24.2             Consents of Counsel (Contained in Exhibits 5.1 and 5.2)